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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)  August 27, 2008
LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code           (605) 988-1000
n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 27, 2008, LodgeNet Interactive Corporation (the “Company”) entered into a new Executive Employment Agreement (the “Agreement”) with Mr. Scott E. Young and appointed him as the President of the Hospitality Division and Chief Marketing Officer of the Company. Under the Agreement, Mr. Young’s employment with the Company continues through December 31, 2008 and will automatically renew for additional terms of one year unless notice of termination is given prior to November 1 of the appropriate term. The Agreement provides that Mr. Young’s base salary is $375,000.
     The Agreement also contains provisions regarding bonus opportunities based on formula, targets and criteria determined by the Board of Directors and severance provisions, including severance in the event of termination as a result of a change in control of the Company. The Agreement also contains a covenant not to compete with the Company for a period of six months following termination.
     In addition, Mr. Young received an incentive stock option to acquire 50,000 shares of the common stock of the Company that will vest in four installments consisting of 10,000 on each of the first and second anniversaries of the grant and 15,000 on each of the third and fourth anniversaries of the grant.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits
     10.1       Executive Employment Agreement dated as of August 27, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGENET INTERACTIVE CORPORATION
Date: August 29, 2008	By	/s/ James G. Naro
James G. Naro
	Its	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer